Exhibit 99.2

UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL STATEMENTS

Introduction

On January 15, 2021, Primoris Services Corporation, a Delaware corporation (“Primoris”, “we”, “us”, “our”), completed its previously announced acquisition of Future Infrastructure Holdings, LLC, a Delaware limited liability company (“FIH”). Pursuant to the terms of that Agreement and Plan of Merger (the “Merger Agreement”) dated as of December 14, 2020 and Amendment No. 1 to the Merger Agreement (the “Amendment”) dated January 11, 2021, Primoris Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Primoris (“Merger Sub”), merged with and into FIH (the “Merger”), with FIH surviving the Merger as a wholly-owned subsidiary of Primoris.

The aggregate amount of consideration paid was approximately $611.2 million, net of cash acquired, which was funded through a combination of existing cash balances, borrowings under our term loan facility, and borrowings under our revolving credit facility.

The foregoing descriptions of the Merger Agreement and the Amendment are qualified in their entirety by reference to the full text of the Merger Agreement and the Amendment, which are attached as Exhibit 2.1 to the Current Report on Form 8-K filed by Primoris on December 15, 2020 and Exhibit 2.2 to the Current Report on Form 8-K filed by Primoris on January 15, 2021, respectively, and incorporated herein by reference in their entirety.

The following unaudited pro forma consolidated combined financial statements are based on the historical financial statements of Primoris and FIH after giving effect to the acquisition, and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma consolidated combined financial statements, as prescribed by the Securities and Exchange Commission guidelines. On October 30, 2020, FIH acquired Pridemore Case Holdings, Inc (“Pride”), which expanded FIH’s operations. Therefore, we have included Pride’s results of operations for the ten-month period ended October 30, 2020 in the unaudited pro forma consolidated combined statement of income for the year ended December 31, 2020.

The following unaudited pro forma consolidated combined balance sheet as of December 31, 2020 is presented as if the Merger had occurred on December 31, 2020. The unaudited pro forma consolidated combined statement of income for the year ended December 31, 2020, is presented as if the Merger had occurred on January 1, 2020 with acquisition-related adjustments reflected assuming the transaction occurred at the beginning of the fiscal year presented and had a continuing impact through the period presented and described in the accompanying notes.

The historical consolidated financial information has been adjusted in the unaudited pro forma consolidated combined financial data to illustrate the Transaction Accounting Adjustments related to the Merger.

The following unaudited pro forma consolidated combined financial statements are prepared for illustrative purposes only and are not necessarily indicative of or intended to represent the results that would have been achieved had the acquisition been consummated as of the dates indicated or that may be achieved in the future. The unaudited pro forma consolidated combined financial statements do not reflect the realization of any expected operating efficiencies or other synergies that may result from the Merger as a result of planned initiatives with respect to the combined companies.

The unaudited pro forma consolidated combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma consolidated combined financial statements. In addition, the unaudited pro forma consolidated combined financial statements should be read in conjunction with (i) Primoris’ audited consolidated financial statements and accompanying notes included in its Annual Report on Form 10-K for the year ended December 31, 2020 filed by Primoris on February 23, 2021, and (ii) FIH’s audited consolidated financial statements and accompanying notes for the year ended December 31, 2020, which are attached as Exhibit 99.1 to this Amendment to the Current Report on Form 8-K.

PRIMORIS SERVICES CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED COMBINED BALANCE SHEET

December 31, 2020

(In thousands)

			Transaction Accounting Adjustments
			Reclassification		Pro Forma
			Adjustments		Adjustments		Pro Forma
	Primoris	FIH	(Note 3)		(Notes 2 and 5)		Combined
ASSETS
Current assets:
Cash and cash equivalents	$326,744	$8,346	$—		$(121,749)	(a) (b)	$213,341
Accounts receivable, net	432,455	69,125	(4,753	)(A)	—		496,827
Contract assets	325,849	37,611	4,753	(A)	—		368,213
Prepaid expenses and other current assets	30,218	4,731	—		(1,973)	(c)	32,976
Total current assets	1,115,266	119,813	—		(123,722)		1,111,357
Property and equipment, net	356,194	61,842	—		2,298	(d)	420,334
					(6,647)	(e)	(6,647)
Operating lease assets	207,320	—	—		12,504	(f)	219,824
Deferred tax assets	1,909	—	—		—		1,909
Intangible assets, net	61,012	6,503	—		115,897	(g)	183,412
Goodwill	215,103	94,588	—		257,942	(h)	567,633
Other long-term assets	12,776	282	—		6,647	(e)	19,705
Total assets	$1,969,580	$283,028	$—		$264,919		$2,517,527
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$245,906	$9,727	$—		$—		$255,633
Contract liabilities	267,227	8,324	—		—		275,551
Accrued liabilities	200,673	8,066	468	(B)	(92)	(b)	209,115
					2,068	(f)	2,068
					2,502	(e)	2,502
					7,134	(i)	7,134
Dividends payable	2,887	—	—		—		2,887
Accrued state taxes	—	468	(468	)(B)	—		—
Current portion of long-term debt	47,722	14,619	—		3,061	(b)	65,402
					(2,720)	(e)	(2,720)
Total current liabilities	764,415	41,204	—		11,953		817,572
Long-term debt, net of current portion	268,835	169,730	—		320,070	(b)	758,635
					(3,823)	(e)	(3,823)
Contingent consideration	—	7,500	—		(7,500)	(j)	—
Noncurrent operating lease liabilities, net of current portion	137,913	—	—		10,436	(f)	148,349
Deferred tax liabilities	13,548	—	—		—		13,548
Other long-term liabilities	70,077	1,366	—		4,145	(e)	75,588
Total liabilities	1,254,788	219,800	—		335,281		1,809,869
Commitments and contingencies
Stockholders’ equity
Members' Equity	—	63,228	—		(63,228)	(k)	—
Common stock	5	—	—		—		5
Additional paid-in capital	89,098	—	—		—		89,098
Retained earnings	624,694	—	—		(7,134)	(i)	617,560
Accumulated other comprehensive loss	958	—	—		—		958
Noncontrolling interest	37	—	—		—		37
Total stockholders’ equity	714,792	63,228	—		(70,362)		707,658
Total liabilities and stockholders’ equity	$1,969,580	$283,028	$—		$264,919		$2,517,527

See accompanying notes to the unaudited pro forma consolidated combined financial statements

PRIMORIS SERVICES CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED COMBINED STATEMENT OF INCOME

For the year ended December 31, 2020

(In thousands, except per share amounts)

			Transaction Accounting Adjustments
				Reclassification		Pro Forma
				Adjustments		Adjustments		Pro Forma
	Primoris	FIH	Pride (Note 1)	(Note 3)		(Notes 2 and 5)		Combined
Revenue	$3,491,497	$295,787	$34,884	$—		$—		$3,822,168
Cost of revenue	3,121,283	241,763	23,321	(2,253)	(C) (D)	330	(d)	3,384,444
Gross profit	370,214	54,024	11,563	2,253		(330)		437,724
Selling, general and administrative expenses	202,835	24,198	4,812	2,253	(C) (D)	10,574	(g)	244,672
Amortization	—	10,724	—	—		(10,724)	(g)	—
Management fees	—	1,747	—	—		—		1,747
Transaction and related costs	3,430	3,400	5,025	—		13,690	(i) (l)	25,545
Operating income	163,949	13,955	1,726	—		(13,870)		165,760
Other income (expense):
Foreign exchange gain, net	379	—	—	—		—		379
Other income, net	1,234	794	—	—		—		2,028
Interest income	376	—	—	—		—		376
Interest expense	(20,299)	(9,272)	8	—		(2,744)	(m)	(32,307)
Income before provision for income taxes	145,639	5,477	1,734	—		(16,614)		136,236
Provision for income taxes	(40,656)	(153)	—	—		2,786	(n)	(38,023)
Net income	$104,983	$5,324	$1,734	$—		$(13,828)		$98,213

Less net income attributable to noncontrolling interests	(9)	—	—	$—		—		(9)

Net income attributable to Primoris	$104,974	$5,324	$1,734	$—		$(13,828)		$98,204
Earnings per share:
Basic	$2.17							$1.99
Diluted	$2.16							$1.97

Weighted average common shares outstanding:
Basic	48,303					1,038	(l)	49,341
Diluted	48,633					1,165	(l)	49,798

See accompanying notes to the unaudited pro forma consolidated combined financial statements

PRIMORIS SERVICES CORPORATION

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL STATEMENTS

Note 1—Basis of Presentation

The unaudited pro forma consolidated combined balance sheet as of December 31, 2020 is presented as if the acquisition of FIH had occurred on December 31, 2020. The unaudited pro forma consolidated combined statement of income for the year ended December 31, 2020, is presented as if the acquisition of FIH had occurred on January 1, 2020. On October 30, 2020, FIH acquired Pride, which expanded FIH’s operations. Therefore, we have included Pride’s results of operations for the period ended October 30, 2020 in the unaudited pro forma consolidated combined statement of income for the year ended December 31, 2020.

The unaudited pro forma consolidated combined financial statements are not necessarily indicative of what our consolidated statements of income or consolidated balance sheet would have been had the Merger been completed as of the dates indicated or will be for any future periods. The unaudited pro forma consolidated combined financial statements do not purport to project our future financial position or results of income following the Merger. The unaudited pro forma consolidated combined financial statements reflect transaction related adjustments that management believes are necessary to present fairly our pro forma consolidated combined results of income assuming the Merger had been consummated as of January 1, 2020. The transaction related adjustments are based on currently available information and assumptions management believes are, under the circumstances and given the information available at this time, reasonable, and reflective of adjustments necessary to report our financial condition and results of income as a result of the closing of the Merger. The unaudited pro forma consolidated combined financial statements do not reflect the realization of any expected operating efficiencies or other synergies that may result from the Merger as a result of planned initiatives with respect to the combined companies.

Note 2 – Conforming Accounting Policies

The accounting policies used in the preparation of this unaudited pro forma consolidated combined financial information are those set out in our audited consolidated financial statements as of and for the year ended December 31, 2020. We have conducted a review of the accounting policies of FIH to determine if differences in accounting policies potentially required recasting to conform to our accounting policies and determined that certain adjustments are necessary to conform FIH’s Pre-Merger financial statements to our accounting policies, specifically with regard to Accounting Standards Codification (“ASC”) 842, Leases. Since FIH was a privately held company, they were not required to adopt ASC 842 until January 1, 2022, and we adopted ASC 842 on January 1, 2019. Therefore, the unaudited pro forma consolidated combined financial statements have been adjusted to properly reflect the adoption of ASC 842 by FIH.

Note 3—Reclassification Adjustments

Certain reclassification adjustments have been made to the unaudited pro forma consolidated combined financial statements to conform FIH’s consolidated balance sheet as of December 31, 2020 and statement of income for the year ended December 31, 2020, to Primoris’ presentation, as follows:

(A)	We recognize retainage amounts as a contract asset, while FIH recognized these amounts as accounts receivable. Retainage is the portion of the contract price earned by us for work performed, but held for payment by the customer as a form of security until we reach certain construction milestones. Therefore, we reclassified $4.8 million from Accounts receivable, net to Contract assets.

(B)	We recognize accrued state taxes in Accrued liabilities, while FIH recognized these amounts as a separate component of Total current liabilities. Therefore, we reclassified $0.5 million from Accrued state taxes to Accrued liabilities.

(C)	We recognize certain administrative costs as Selling, general, and administrative (“SG&A”) expenses, while FIH recognized these amounts as Cost of revenue. Therefore, we reclassified $1.8 million from Cost of revenue to SG&A expenses.

(D)	We recognize gains on sale of assets as a reduction in Cost of revenue, while FIH recognized these amounts as SG&A expenses. Therefore, we reclassified gains of $0.4 million from SG&A expenses to Cost of revenue.

Note 4—Preliminary Acquisition Accounting

The table below represents the purchase consideration and the preliminary estimated fair values of the assets acquired and liabilities assumed as of the acquisition date. The preliminary estimated fair values have been used to prepare pro forma Transaction Accounting Adjustments in the pro forma consolidated combined financial statements. The final determination of fair value for certain assets and liabilities will be completed as soon as the information necessary to complete the analysis is obtained. The final purchase consideration allocation is expected to be completed within the measurement period, as defined in ASC 805, following the close of the Merger and may differ materially from the preliminary estimates used in the pro forma adjustments described below. The primary areas of the preliminary estimates that are not yet finalized relate to property, plant and equipment, identifiable intangible assets, contract assets and liabilities, and the fair value of certain contractual obligations.

Preliminary identifiable assets acquired and liabilities assumed (in thousands)
Cash and cash equivalents	$10,525
Accounts receivable	56,349
Contract assets	41,147
Prepaid expenses and other current assets	2,230
Property and equipment	57,493
Operating lease assets	12,504
Intangible assets:
Customer relationships	118,000
Tradename	4,400
Other long-term assets	6,927
Accounts payable and accrued liabilities	(24,654)
Contract liabilities	(8,013)
Noncurrent operating lease liabilities, net of current	(10,436)
Other long-term liabilities	(6,450)
Total identifiable net assets	260,022
Goodwill	361,727
Total purchase consideration	$621,749

Note 5—Pro Forma Adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma consolidated combined financial statements:

(a)	To record approximately $621.7 million of cash consideration paid for the FIH acquisition.

(b)	The below table reflects the net increase to debt for $500.0 million of new debt incurred to finance the FIH acquisition, less the effects of extinguishing FIH’s outstanding debt of $178.4 million upon consummation of the acquisition (in thousands):

Increase for borrowings under term loan facility and revolving credit facility	$500,000
Decrease for extinguishment of existing FIH debt	(176,869)
Pro forma adjustment to debt	$323,131

The adjustment also reflects the reduction in accrued interest of $0.1 million due to the extinguishment of FIH debt.

(c)	To eliminate prepaid insurance of approximately $2.0 million.

(d)	To record the difference between the historical net book value of FIH’s fixed assets and our preliminary estimate of fair value and the related impact to depreciation expense. On a preliminary basis, we increased the book value of FIH’s fixed assets by $2.3 million. The resulting adjustment to depreciation expense, including finance lease depreciation expense, was an increase of approximately $0.3 million for the pro forma year ended December 31, 2020.

(e)	To eliminate FIH capital lease assets and liabilities recorded under ASC 840 of approximately $6.6 million and record the fair value of FIH finance lease assets and liabilities under ASC 842 of approximately $6.7 million. The difference of $0.1 million was due to our incremental borrowing rate used to calculate the fair value of the finance lease assets and liabilities under ASC 842.

(f)	To record FIH operating lease assets and liabilities under ASC 842 of approximately $12.5 million.

(g)	Reflects the elimination of FIH’s pre-existing intangible assets and recognition of the estimated preliminary fair value of identifiable intangible assets acquired. To determine the estimated fair value of intangibles acquired, we engaged a third party valuation specialist to assist management. Our valuation estimates are preliminary and subject to change. The estimated preliminary fair value of identifiable intangible assets acquired is comprised of the following (in thousands):

	Weighted Average Useful Life	Fair Value	Pro Forma Amortization Expense Year Ended December 31,2020
Customer relationships	19 years	$118,000	$6,174
Tradenames	1 year	4,400	4,400
		$122,400	10,574
Historical FIH amortization expense			(10,724)
Pro forma adjustment to amortization expense			$(150)

The customer relationships were valued utilizing the “excess earnings method” of the income approach. The estimated discounted cash flows associated with existing customers and projects were based on historical and market participant data. Such discounted cash flows were net of fair market returns on the various tangible and intangible assets that are necessary to realize the potential cash flows.

The tradenames were valued utilizing the “relief from royalty” method. A royalty rate was selected based on consideration of several factors, including external research of third party trade name licensing agreements and their royalty rate levels, and management estimates.

(h)	To record goodwill as a result of the Merger. Goodwill represents the excess of the total purchase consideration over the fair value of assets acquired and liabilities assumed. Goodwill is not amortized, but is assessed at least annually for impairment or when a change in facts and circumstances prompts an assessment. This allocation is based on preliminary estimates and the final allocation may differ materially as changes to the initial valuation of consideration transferred or net assets acquired will be allocated to goodwill.

(i)

To accrue approximately $7.1 million of Primoris transaction costs associated with the Merger, primarily consisting of advisor fees. In addition, the unaudited pro forma consolidated combined statement of income includes approximately $11.4 million of transaction costs that are directly related to FIH’s acquisition of Pride and our subsequent acquisition of FIH. These costs are not expected to be incurred in any period beyond 12 months from the closing date of the Merger.

(j)	To eliminate the contingent consideration associated with the Pride acquisition as the contingent consideration liability was not assumed in the FIH acquisition.

(k)	To eliminate FIH historical equity balances.

(l)	To record approximately $6.6 million of expense associated with the grant of 1,213,032 shares of common stock (the “Inducement Grants”) to certain FIH employees. The Inducement Grants consisted of the following types of equity awards: (i) stock purchase rights representing the right to purchase 1,086,752 shares of common stock within five business days following the closing date of the Merger at a 15 percent discount, subject to an 18-month holding period and (ii) restricted stock units representing the right to receive 126,280 shares of common stock, subject to time-vesting on the third anniversary of the grant date.

(m)	The below table reflects the net increase to interest expense resulting from interest on the new debt to finance the acquisition of FIH and the extinguishment of FIH’s existing debt (in thousands):

Year Ended December 31,2020
Elimination of FIH interest expense	$(8,897)
Interest expense on new borrowings (1)	11,900
Pro forma adjustment to interest expense	$3,003

(1)	Expected interest expense on our borrowings under our revolving credit facility assuming an estimated weighted average annual interest rate of 2.38%. A hypothetical 0.125% change in the weighted average annual interest rate on the term loan and revolving credit facility would increase or decrease pro forma interest expense by $0.6 million annually.

The adjustment also reflects the reduction in interest expense of $0.3 million due to elimination of capital lease interest expense recorded under ASC 840 and recording finance lease interest expense under ASC 842.

(n)	To record the income tax effect as a result of the Merger, calculated using our effective tax rate of 28% for the year ended December 31, 2020.